Exhibit (h.7)

AMENDMENT TO CASH MANAGEMENT AND RELATED SERVICES

AGREEMENT

THIS AMENDMENT TO THE CASH MANAGEMENT AND RELATED SERVICES AGREEMENT is made as of July 18, 2014 and effective as of June 10, 2014, by and between each fund listed on Schedule A hereto (each the “Fund”) and The Bank of New York Mellon, formerly known as, The Bank of New York, a New York corporation authorized to do a banking business, having its principal place of business at One Wall Street, New York, New York 10286 (hereinafter called the “Bank”) shall be as follows:

W I T N E S S E T H:

WHEREAS, the Fund and The Bank are parties to a Cash Management and Related Services Agreement dated as of April 26, 2001 (the “Cash Management Agreement”), pursuant to which The Bank serves as the cash manager for the Fund’s portfolio; and

WHEREAS, the Fund and The Bank desires to amend the Cash Management Agreement to render services to the Fund; and

WHEREAS, the Cash Management Agreement, as expressly amended hereby, shall continue in full force and effect.

NOW, THEREFORE, the parties hereby amend Schedule III-A and Exhibit A of the Cash Management Agreement to read in its entirety as follows:

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO CASH MANAGEMENT AND RELATED SERVICES AGREEMENT as of the day and year first above written.

ON BEHALF OF EACH OF THE FUNDS LISTED ON SCHEDULE A

By:	/s/ Richard De Sanctis
Name: Richard De Sanctis
Title: Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Gael Nicora
Name: Gael Nicora
Title: Managing Director

Schedule A

Fund	Tax ID	SIC[1]	Address

California Daily Tax Free Income Fund, Inc.	13-3378458	MD	1411 Broadway, NY, NY 10018

Daily Income Fund

Money Market Portfolio	13-3758369	MA BT2	1411 Broadway, NY, NY 10018

U.S. Treasury Portfolio	13-3823514	MA BT2	1411 Broadway, NY, NY 10018

Government Portfolio	20-5540434	MA BT2	1411 Broadway, NY, NY 10018

Municipal Portfolio	20-5540482	MA BT2	1411 Broadway, NY, NY 10018

OFFSHORE FUNDS:

Daily Dollar International, Ltd. (formerly Daily Dollar International, Ltd., II)	N/A	Cayman Islands Exempted Company	190 Elgin Avenue, George Town, Grand Cayman KY1-9005 British West Indies

[1]	SIC: State of Incorporation
[2]	MA BT: Massachusetts Business Trust

Schedule III-A

Funds Transfer Telephone Instructions

Authorization – Call Back Service

TO:	The Bank of New York

Funds Transfer Division

Route #2, Box 245

Airport Road

Oriskany, N.Y. 13424

Attention: Manager Domestic Department

FROM:	Company Name: Reich & Tang
Attn: Chris Gill
Address: 1411 Broadway, 28th Floor, New York, NY 10018

The following individuals are authorized to Initiate (I), Call Back (C), Initiate “and” Confirm (B), or Initiate “or” Confirm (E) funds transfer instructions by telephone. Dollar Amount Limits are also indicated, along with each individual’s “Primary” Telephone Number:

NAME	PRIMARY TELEPHONE NUMBER	SECURITY LEVEL (L) (C) (B) (E)	DOLLAR LIMIT

Chris Gill	212-830-5225	B	Unlimited

Alex Shuster	212-830-5207	E	Unlimited

Marco Principato	212-830-5228	E	Unlimited

“Contingency” Telephone Numbers are Listed Below:

EXHIBIT A

I, Treasurer of each fund listed on Schedule A (the “Fund”), do hereby certify that:

The following individuals have been duly authorized by the Board of Directors of the Fund/Corporation in conformity with the Fund’s Articles of Incorporation/Declaration of Trust and By-Laws to give Oral Instructions and Written Instructions on behalf of the Fund for purposes of the Fund’s Cash Management and Related Services Agreement, and the signatures set forth opposite their respective names are their true and correct signatures:

Name	Signature

Chris Gill	/s/ Chris Gill

Alex Schuster	/s/ Alex Shuster

Marco Principato	/s/ Marco Principato

By:	/s/ Esther Cheung
Esther Cheung, Treasurer
June 10, 2014